For Immediate Release
For Further Information Contact:
Andrew Fisher at (301) 608-9292
Email: Afisher@unither.com

UNITED THERAPEUTICS AFFILIATE INITIATES FIRST-EVER
GENE-THERAPY TRIAL FOR PULMONARY ARTERIAL HYPERTENSION

TRIUMPH Study Enrollment Update Also Reported

Silver Spring, MD and Satellite Beach, FL, December 12, 2006:  Lung Rx, Inc., a wholly-owned subsidiary of United Therapeutics Corporation (NASDAQ: UTHR), announced that its Canadian affiliate, Northern Therapeutics, Inc., has commenced the first-ever human trial of a novel, cell-mediated gene therapy for the treatment of pulmonary arterial hypertension.  The first patient in the trial received therapy at St. Michael’s Hospital in Toronto on November 7, 2006, and the procedure was well tolerated.

The trial, called PHACeT (Pulmonary Hypertension: Assessment of Cell Therapy), is the first to assess the use of progenitor cells combined with gene therapy for the treatment of a cardiac or vascular condition.  PHACeT is an open-label, dose-ranging Phase IIa trial that will enroll up to 18 patients with pulmonary arterial hypertension from across Canada in a careful dose-escalation protocol.  In the novel clinical therapy used in the trial, engineered stem cell-like “endothelial progenitor cells” are harvested from the patient’s own blood.  These cells are then engineered using a DNA vector containing the gene for endothelial NO-synthase (eNOS), an enzyme needed for the production of nitric oxide.  People with pulmonary arterial hypertension exhibit low production of nitric oxide, which is a vasodilator that also plays a key role in the growth and repair of blood cells.  The engineered progenitor cells are then injected into the lung to repair and regenerate damaged blood vessels, potentially reversing the progress of the disease.  The trial’s primary endpoint is safety and tolerability, but data will also be collected to establish the potential efficacy of this innovative treatment.  Expected to be completed within 18 months, the PHACeT trial is being conducted at two centers.

“There is a tremendous unmet need for effective therapies to treat this devastating disease, and using cell-based gene therapy to regrow and repair blood vessels in the lungs is a new approach to treatment,” said Duncan Stewart, M.D., Chief Scientific Officer of Northern Therapeutics.  “We anticipate that this trial’s results will lay the foundation for further research and bring us closer to a therapy that reverses pulmonary arterial hypertension, instead of merely addressing its symptoms as current treatments do.”

Northern Therapeutics was co-founded in 2000 by Lung Rx, Inc., which holds an exclusive option and right of first refusal to acquire commercialization rights to market products developed by Northern Therapeutics outside of Canada.  As previously reported, Lung Rx entered into an exclusive license agreement with Northern Therapeutics in October 2006 to obtain the United States developmental and commercial rights to Northern Therapeutics’ cell-based gene transfer technology for the treatment of pulmonary arterial hypertension.  Lung Rx owns approximately 68 percent of Northern Therapeutics.

“I applaud the three exciting first-evers being accomplished here,” said Martine Rothblatt, Ph.D., Chairman and CEO of Lung Rx and United Therapeutics.  “The first-ever use of gene therapy for patients with pulmonary arterial hypertension, the first-ever clinical use of endothelial progenitor cells to target the repair of damaged blood vessels in the lung, and the first-ever use of combined gene and cell therapy for patients with a heart or blood vessel disorder.  We are proud to have financed these pioneering accomplishments.”

TRIUMPH Enrollment Update

Lung Rx also announced today that approximately 150 patients have been enrolled in its TRIUMPH-1 trial, a 200-patient 12-week placebo-controlled trial of inhaled treprostinil in pulmonary arterial hypertension.  As Lung Rx has decided not to perform an interim assessment of the study results, TRIUMPH-1 is expected to conclude when 200 evaluable patients have completed the study.

About United Therapeutics

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products for patients with chronic and life-threatening cardiovascular, cancer, and infectious diseases.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements about expectations and intentions regarding the timing of completion of the PHACeT study, the impact of the PHACeT study results, and enrollment in the TRIUMPH-1 trial that are based on United Therapeutics’ current beliefs and expectations as to future outcomes.  These forward-looking statements are subject to risks and uncertainties, such as those described in United Therapeutics’ periodic reports filed with the Securities and Exchange Commission, which may cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in United Therapeutics’ periodic reports and documents filed with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q.  United Therapeutics is providing this information as of December 12, 2006, and undertakes no obligation to publicly update or revise the information contained in this press release whether as a result of new information, future events or any other reason.